Exhibit 99.1

Press Release

Source: Weststar Financial Services Corporation
Asheville, North Carolina
March 22, 2006

WESTSTAR FINANCIAL SERVICES CORPORATION (WFSC)
DECLARES 20 PERCENT STOCK DIVIDEND

Directors of Weststar Financial Services Corporation (OTC:BB “WFSC”) have declared a 20% stock dividend, effected in the form of a 6-for-5 split of the Company’s common stock. The stock dividend is payable on May 2, 2006 to shareholders of record on April 18, 2006.

“We are pleased to declare our fifth stock dividend in recognition of our shareholder support, Company growth and profitability. Weststar shares closed at $12.65 on March 21, 2006. For shareholders, who purchased the original offering in 1997 at $11.00 per share, each share will have grown to 2.09 shares after this stock dividend, resulting in a worth of $22.03 based on the March 21, 2006 stock split adjusted price of $10.54.

We are also glad to report that an application to open our fifth office in the Reynolds east community has been filed with the Federal Deposit Insurance Commission and the Office of the North Carolina Commissioner of Banks. Pending approval, the office is scheduled to open during the third quarter of this year,” stated G. Gordon Greenwood, President and Chief Executive Officer.

Weststar Financial Services Corporation is the parent company of The Bank of Asheville. Weststar Financial Services Corporation owns 100% interest in Weststar Financial Services Corporation I, a statutory trust, and 50% interest in Bank of Asheville Mortgage Company, LLC, a mortgage broker. The bank operates 4 full-service banking offices in Buncombe County, North Carolina - Downtown Asheville, Candler, Leicester and South Asheville. Bank of Asheville Mortgage Company, LLC operates three offices -- Downtown Asheville, South Asheville, and Hendersonville.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

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For Further Information, please contact:	Randall C. Hall
Executive Vice President and
Chief Financial Officer
Phone (828) 232-2904
email rhall@bankofasheville.com

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